Exhibit 99.1
Assisted Living Concepts, Inc. Increases and Extends TCF Loan
MENOMONEE FALLS, WISCONSIN September 30, 2010
Assisted Living Concepts, Inc. (“ALC”) (NYSE:ALC) announces the expansion and extension of a loan agreement with TCF National Bank (“TCF”). The revised loan agreement increases the loan from $14.0 million to $26.25 million and extends the maturity from June 12, 2014 to September 30, 2015. The loan bears interest at the rate of 6.5% and is secured by mortgages on six of ALC’s senior housing residences.
“We are pleased to have completed a second round of financing with TCF,” commented Laurie Bebo, President and Chief Executive Officer of Assisted Living Concepts, Inc. “Appraisals on the three properties added to secure this loan were in excess of $100,000 per unit, once again demonstrating the value of our business model for owned properties. We own 46 additional unencumbered properties.”
About Us
Assisted Living Concepts, Inc. and its subsidiaries operate 211 senior living residences comprising 9,280 residents in 20 states. ALC’s senior living facilities typically consist of 40 to 60 units and offer residents a supportive, home-like setting and assistance with the activities of daily living. ALC employs approximately 4,100 people.
Forward-looking Statements
Statements contained in this release other than statements of historical fact, including statements regarding anticipated financial performance, business strategy and management’s plans and objectives for future operations, including management’s expectations about improving occupancy and private pay mix, are forward-looking statements. Forward-looking statements generally include words such as “expect,” “point toward,” “intend,” “will,” “indicate,” “anticipate,” “believe,” “estimate,” “plan,” “strategy” or “objective.” Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied. In addition to the risks and uncertainties referred to in the release, other risks and uncertainties are contained in ALC’s filings with United States Securities and Exchange Commission and include, but are not limited to, the following: changes in the health care industry in general and the senior housing industry in particular because of governmental and economic influences; changes in general economic conditions, including changes in housing markets, unemployment rates and the availability of credit at reasonable rates; changes in regulations governing the industry and ALC’s compliance with such regulations; changes in government funding levels for health care services; resident care litigation, including exposure for punitive damage claims and increased insurance costs, and other claims asserted against ALC; ALC’s ability to maintain and increase census levels; ALC’s ability to attract and retain qualified personnel; the availability and terms of capital to fund acquisitions and ALC’s capital expenditures; changes in competition; and demographic changes. Given these risks and uncertainties, readers are cautioned not to place undue reliance on ALC’s forward-looking statements. All forward-looking statements contained in this report are necessarily estimates reflecting the best judgment of the party making such statements based upon current information. ALC assumes no obligation to update any forward-looking statement.
For further information, contact:
Assisted Living Concepts, Inc.
John Buono
Sr. Vice President, Chief Financial Officer and Treasurer
Phone: (262) 257-8999
Fax: (262) 251-7562
Email: jbuono@alcco.com
Visit ALC’s Website @ www.alcco.com